Free Writing Prospectus
Filed on May 19, 2010 Pursuant to Rule 433
Registration No. 333-139609-04
Santander Drive Auto Receivables Trust 2010-1
** DETAILS ** Santander Drive Automobile Receivables Trust 2010-1
Jt-Leads: WFS/CS/Sant                          **ALL POT**

CLS	SIZE	S&P/DBRS		WAL	WINDOW		LEGAL	SPRD	YIELD	COUPON	$ PRICE
A-1	366MM	A-1+/R-1	(h)	0.18	1-5	(5)	5/11	+10	0.51776%	0.51776	100.00000
A-2	287MM	AAA/AAA		0.90	5-18	(14)	3/13	+60	1.365%	1.36	99.99900
A-3	268MM	AAA/AAA		2.15	18-37	(20)	11/14	+65	1.849%	1.84	99.99599
A-4	79MM	AAA/AAA		3.05	37-37	(1)	5/17	+85	2.452%	2.43	99.97193

Pricing Speed:	1.50% ABS	Optional Clean-Up Call:	10%
Type:	SEC Registered
Erisa Eligible:	YES
Settlement:	5/26/2010
Ticker:	SDART 2010-1	Bill & Deliver:	WFS
This email is subject to a disclaimer, please click on the following link or cut and paste the link into the address bar of your browser.
https://www.wellsfargo.com/com/disclaimer/uswfsp
Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the field documents, and (iii) you may obtain these documents from your sales rep, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales rep for the complete disclosure package. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb